As filed with the Securities and Exchange Commission on August 31, 2009

Registration No. 333-101389

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-1889304
(State of Incorporation or Organization)	(IRS Employer Identification No.)

One Crown Way Philadelphia, Pennsylvania	19154-4599
(Address of Principal Executive Offices)	(Zip Code)

Constar, Inc. 401(k) Retirement Savings Plan

(Full Title of the Plan)

Michael J. Hoffman

President, Chief Executive Officer

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

(215) 552-3700

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister all shares of Constar International Inc. (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”), and an indeterminate amount of plan interests under the Constar, Inc. 401(k) Retirement Savings Plan (the “Plan”) that have previously been registered, but have not been issued pursuant to the Plan as of the date hereof. The shares of Common Stock and plan interests were previously registered pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission on November 22, 2002 (Registration Number 333-101389), which registration statement registered 100,000 shares of Common Stock and an indeterminate amount of plan interests for issuance under the Plan (the “Registration Statement”).

On December 30, 2008, the Registrant and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. On May 14, 2009, the Bankruptcy Court entered an order confirming the Registrant’s emergence from Chapter 11 in accordance with the plan of reorganization for the Registrant and its affiliated debtors (the “Plan of Reorganization”). The Registrant emerged from Chapter 11 on May 29, 2009. Holders of the Registrant’s then existing Common Stock did not receive any distribution under the Plan of Reorganization and their shares were cancelled on the effective date of the Plan of Reorganization. As a result of the bankruptcy proceedings, the offering pursuant to the Registration Statement has been terminated.

Therefore, in accordance with the undertakings made in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, all remaining unsold shares of Common Stock and an indeterminate amount of plan interests previously registered under the Registration Statement are being deregistered.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 31st day of August, 2009.

CONSTAR INTERNATIONAL INC.

By	/s/ Walter S. Sobon
Walter S. Sobon
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL J. HOFFMAN	President, Chief Executive Officer and Director	August 31, 2009
Michael J. Hoffman	(principal executive officer)

/s/ WALTER S. SOBON	Executive Vice President and Chief Financial Officer	August 31, 2009
Walter S. Sobon	(principal financial and accounting officer)

/s/ Michael J. Balduino	Director	August 31, 2009
Michael J. Balduino

/s/ Eric A. Balzer	Director	August 31, 2009
Eric A. Balzer

/s/ Lawrence V. Jackson	Director	August 31, 2009
Lawrence V. Jackson

/s/ Ruth J. Mack	Director	August 31, 2009
Ruth J. Mack

/s/ L. White Matthews III	Director	August 31, 2009
L. White Matthews III

/s/ Jason Pratt	Director	August 31, 2009
Jason Pratt

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Constar, Inc. 401(k) Retirement Savings Plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on behalf of the Constar, Inc. 401(k) Retirement Savings Plan by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 31st day of August, 2009.

Constar, Inc. 401(k) Retirement Savings Plan

By:	/s/ Walter S. Sobon
Walter S. Sobon
Member of 401(k) Retirement Savings Plan
Administrative Committee